GEOSPATIAL CORPORATION 8-K

Exhibit 99.1

News Release

Contact:

Mark A. Smith, Chief Executive Officer

Geospatial Corporation

Mark.Smith@GeospatialCorp.com

724-353-3400

Geospatial Corporation Named Google for Work Partner

PITTSBURGH, November 4, 2015 -- (OTCQB: “GSPH”), Geospatial Corporation announced today that it has been named a Google for Work Partner – Technology Track.

Geospatial has developed GeoUnderground, the Company’s powerful cloud-based GIS platform. GeoUnderground, which is provided to our clients as a SaaS (Software as a Service), eliminates the need for expensive software, hardware and technical expertise. GeoUnderground speeds time to knowledge by allowing users to be up and running in a matter of minutes, not weeks or months for one low monthly subscription fee. GeoUnderground allows users to layer their infrastructure data, geo-referenced documentation, photos, video and other critical information on Google Maps to view their information in a more insightful, actionable way.

GeoUnderground allows users to import data from almost any source, including data acquisition tools directly from the field, spreadsheets, .shp files, .dwg files or other databases. Data can be securely imported, edited, managed and shared via laptops, tablets or phones with stakeholders around the world – no specialized training, expensive software or developer resources required.

GeoUnderground allows users to make better decisions and to develop unique insights with greater clarity by visualizing their underground and aboveground infrastructure assets on Google Maps that their employees can be certain are comprehensive, easy-to-use and always up-to-date. Field employees gain optimal productivity by viewing, managing and securely sharing critical infrastructure data from anywhere – at any time.

Mark Smith, Geospatial’s CEO stated, “Geospatial is excited to be named a Google for Work Partner as we prepare to formally launch GeoUnderground, our dynamic location-based asset management platform. GeoUnderground provides a robust cloud based GIS solution to technical and non-technical employees allowing them to manage, edit, search and share GIS and other locational based information securely with associates around the globe.”

Geospatial Corporation

About GeoUnderground

GeoUnderground, designed around the Google Maps API, is Geospatial’s cloud-based GIS platform that provides clients with a total solution to their underground and aboveground asset management needs. (www.GeoUnderground.com). Please feel free to download a free trial from this website.

About Geospatial Corporation

Geospatial Corporation utilizes integrated technologies to determine the accurate location and position of underground pipelines, conduits and other underground infrastructure data allowing Geospatial to create accurate three-dimensional (3D) digital maps and models of underground infrastructure. Our website is www.GeospatialCorporation.com. The Company manages this critical infrastructure data on its cloud-based GIS portal called GeoUnderground, our proprietary GIS platform custom designed around the Google Maps API.

GeoUnderground is the company's powerful cloud-based geographic information system (GIS) database that enables users to view and utilize this 3D pipeline mapping information securely from any desktop or mobile device. GeoUnderground seamlessly integrates with Geospatial’s technologies gathering underground, underwater or aboveground geo-referenced digital information of all types of infrastructure.

Licensed users, for the first time, have available to them a suite of technologies allowing them to collect data and create highly accurate 3D maps and models of both above ground and below ground infrastructure and view and share this invaluable information in a secure manner with their peers and associates anywhere in the world through a conventional browser via the cloud.

Geospatial provides integrated data acquisition technologies that accurately locate and map underground and aboveground infrastructure assets such as pipelines and surface features via its GeoUnderground cloud-based portal.

        Forward looking statements

This press release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1993 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those laws. These forward-looking statements, if any, are based upon a number of assumptions and estimates that are subject to significant uncertainties that involve known and unknown risks, many of which are beyond our control and are not guarantees of future performance. Actual outcomes and results could materially differ from what is expressed, implied, or forecasted in any such forward-looking statements and any such difference may be caused by risk factors listed from time to time in the Company's news releases and/or its filings or as a result of other factors.